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                                                                   EXHIBIT 10.39

                     TERM SHEET FOR RBMG/SHELTON SETTLEMENT

         This Term Sheet is provided in furtherance of settlement negotiations between attorneys for RBMG and attorneys for Shelton and pursuant to an agreement among the attorneys that neither the Term Sheet nor any of the discussions relating to it shall be admissible in any proceeding or used for any purpose other than in settlement negotiations, except any proceeding to enforce the terms of the settlement. When signed by both parties, this Term Sheet will be binding on the parties and constitute the terms and conditions of a comprehensive settlement between RBMG and Shelton, to be superseded by definitive agreements and instruments not inconsistent herewith (the "Definitive Documents").

A.       Nonfinancial Terms

         1. Agreed Termination Date. Shelton will remain on paid administrative leave until January 31, 1997 (the "Agreed Termination Date"), whereupon his employment by RBMG will terminate. His resignation from RBMG's Board of Directors and as an officer will become effective upon execution and delivery of this Term Sheet.

         2. RBMG's Terms. Shelton agrees to the nonfinancial terms requested by RBMG throughout these settlement negotiations:
                  (1) resignation and mutual rescission of Shelton's Employment Agreement; (2) release of any and all accrued claims against RBMG, its affiliated companies ("Affiliates") and their officers, directors, employees, attorneys, other representatives and their spouses ("Associates") through the Agreed Termination Date; (3) release of all claims for attorney's fees; (4) indemnification of RBMG, and of its Affiliates and Associates, if Shelton breaches the Term Sheet or the Definitive Documents and institutes proceedings on any released claim; (5) confidentiality; (6) nondisparagement of RBMG and of its Affiliates and Associates; (7) non-solicitation of employees; (8) waiver of future employment; (9) non-assistance of others with claims, administrative charges or causes of action against RBMG and its Affiliates and Associates accrued to date, except under compulsion of law; (10) acknowledgement of no assignment of claims; and (11) release of all claims (including loss of consortium) by Connie Shelton. Shelton will not discuss RBMG, its Affiliates or its Associates with FHLMC, FNMA, GNMA, FHA or VA, except under compulsion of law. RBMG agrees to reciprocal terms in favor of Shelton and Connie Shelton and their attorneys with respect to fees and expenses billed to RBMG and asserted conflicts of interest. Shelton will indemnify RBMG and its Affiliates and Associates for any loss caused by Connie Shelton's failure to release such claims. RBMG will obtain an enforceable covenant by each of RBMG's directors not to disparage Shelton or Connie Shelton or their attorneys with respect to the services that they performed in connection with this settlement and the underlying dispute. For the purposes hereof, the "attorneys" of Shelton and Connie Shelton include Stephen G. Morrison, James C. Gray, Claude S. Scarborough, David E. Dukes, Kenneth E. Young, Patrick Daugherty and Nelson Mullins Riley & Scarborough, L.L.P.; Gaston H. Gage, James Y. Preston, William P. Farthing, Jr., Jonathan M. Crotty and Parker, Poe, Adams & Bernstein, L.L.P.; Michael F. Pezzulli and Pezzulli & Associates; Professor Dennis R. Nolan; John F. Olson and John H. Sturc and Gibson, Dunn & Crutcher, LLP; Allen W. Groves and Glass, McCullough, Sherrill & Harrold; and George Hunter McMaster and Tompkins and McMaster; together with each past or present partner,


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                  shareholder or employee of every such law firm who at any time provided legal services, or assisted in the provision of legal services, to Shelton or Connie Shelton.

         3. Coordinated Announcements. On the Agreed Termination Date, RBMG will make a press release announcing Shelton's resignation to pursue other opportunities. Sebastian will be quoted as complimenting Shelton for his vital participation in growing the Company from its infancy through an initial public offering and secondary stock offering -- both highly successful -- to its present position as one of the top 10 mortgage companies in the country. Sebastian also will be quoted as saying that he and the Board of Directors are deeply appreciative of Lee Shelton's significant contributions and that they wish him the very best in his future endeavors. All other similar announcements or statements made to RBMG employees, financiers, regulators and others will be consistent with the foregoing. Without limiting the generality of the foregoing and notwithstanding any other provision of this Term Sheet, at no time will RBMG state or imply to anyone that Shelton had any undischarged responsibility (legal or otherwise) at or in connection with Intercounty Mortgage. Sebastian will provide Shelton with a signed letter of reference in the form of Exhibit A to this Term Sheet.

         4. Miscellaneous. RBMG represents and warrants to Shelton that this Term Sheet is a legal, valid and binding obligation of RBMG, enforceable against RBMG in accordance with its terms. Shelton represents and warrants to RBMG that this Term Sheet is a legal, valid and binding obligation of Shelton, enforceable against Shelton in accordance with its terms. In connection with the amendments to the terms and conditions of Shelton's options and restricted stock effected pursuant to paragraphs B.2 and B.3 below as partial consideration for Shelton's agreements in this Term Sheet, RBMG represents and warrants to Shelton that (i) there presently exists no material nonpublic information concerning RBMG or the market for its stock (other than (a) the information included in this Term Sheet and (b) RBMG's financial results for 1996) and that, (ii) without limiting the generality of the foregoing, RBMG presently knows of no material nonpublic information concerning Intercounty Mortgage. RBMG will obtain Johnson's consent to the settlement with Shelton as contemplated by
                  Section 17 of Shelton's Employment Agreement. All of the parties' agreements and understandings will be merged into the Definitive Documents, which, like this Term Sheet, will be governed by and construed in accordance with South Carolina law. RBMG's obligations under this Term Sheet and the Definitive Documents will be binding on RBMG or any surviving entity in the event of any acquisition or merger, including any acquisition by asset purchase. This Term Sheet may be executed in counterparts.

B.       Financial Terms

         1. Salary and Bonuses. RBMG will pay Shelton $5 million (less income tax withholdings) in settlement of amounts owed to him under his Employment Agreement. On the effective date of the Definitive Documents (or, if earlier, on the Agreed Termination Date), such amount will be wired to: Northern Trust Co., Chicago, ABA# 071000152, Credit J.C. Bradford, Account # 798630, Re: 116-48206-1-3.



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         2.       Options. Set forth on Exhibit B to this Term Sheet are the number of vested options on RBMG stock, the number of unvested options on such stock and the exercise price, as adjusted, of such options, in each case owned of record by Shelton on the date hereof. Shelton will become 100% vested in his options pursuant to the schedule in the Stock Option Agreement. RBMG will cooperate with a stock broker of Shelton's choice to enable Shelton, at his expense, to effect "cashless exercises" of his vested options and such options will remain exercisable for the remainder of their original ten-year term and be subject to adjustment for future stock dividends notwithstanding Shelton's earlier termination from employment. At its own expense, RBMG will register the exercise of such options, and the resale of the underlying common stock, on Form S-8. RBMG will file such registration statement with the SEC not later than March 31, 1997, and such registration will remain in effect until registration is no longer required to permit an unrestricted resale. At Shelton's request, RBMG will agree to customary indemnification and cross-indemnification terms and conditions in connection with such registration. RBMG will allow Shelton to transfer some or all of his options to members of his immediate family (wife and children) for estate planning purposes to the extent permitted by General Instruction A(1)(a) to Form S-8.

         3. Restricted Stock. Set forth on Exhibit B to this Term Sheet is the number of shares of restricted stock in RBMG owned of record by Shelton on the date hereof. Shelton will be 100% vested in his restricted stock upon execution and delivery of the Definitive Documents. Such stock will be subject to adjustment for future stock dividends. At its own expense, RBMG will register such stock for resale on Form S-8. RBMG will file such registration statement with the SEC not later than March 31, 1997, and such registration will remain in effect until registration is no longer required to permit an unrestricted resale. At Shelton's request, RBMG will agree to customary indemnification and cross-indemnification terms and conditions in connection with such registration.

         4. Rabbi Trust. RBMG will promptly process (and not deny) Shelton's claim for benefits under his Deferred Compensation Rabbi Trust so as to assure payment to him of such benefits at the earliest possible date.

         5. 401(k) Plan/Phantom 401(k) Plan. Shelton has elected to participate in RBMG's 401(k) plan in 1997, but will not accrue or be eligible for any bonus in 1997 or thereafter. The remainder of his 1997 contribution will be paid by Shelton from his 1996 bonus, as in past years. All 401(k) plan and phantom 401(k) plan benefits will be paid out to Shelton in accordance with the governing plan documents.

         6. Benefit Plans. RBMG will allow Shelton and his family to participate in any and all employee benefit plans (including, without limitation, health insurance plans) through the Agreed Termination Date. Shelton will have COBRA rights thereafter.

         7. Life and Disability Insurance. RBMG will continue to pay all premiums due through the Agreed Termination Date on the life and disability insurance policies currently in effect for Shelton.




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         8.       Legal Fees. RBMG will not pay Shelton's lawyers any of their fees and expenses, whether or not they have heretofore submitted invoices. Shelton will pay his own legal fees and expenses.

         9. Pension Plan/Pension Restoration Plan. RBMG will consider Shelton an employee for "plan" purposes through the Agreed Termination Date. RBMG will provide Shelton with a written pro forma analysis of the benefits payable to him under his pension and pension restoration plans (assuming retirement at either age 55 or age 65), as well as a written description of the alternatives available to him under such plans.

         10. Documents; Personal Property. Promptly following the Agreed Termination Date, Shelton shall return to RBMG all documents (including all copies) relating to his employment (as employee, officer and director) with RBMG other than (i) documents relating to this settlement and the underlying dispute and (ii) documents that are Shelton's personal property. Promptly following the Agreed Termination Date, RBMG shall return to Shelton all of his personal property.

                                AGREED ON AND AS OF JANUARY 24, 1997:



                                --------------------------------------------
                                Lee E. Shelton



                                RESOURCE BANCSHARES MORTGAGE GROUP, INC.



                                By:
                                    ----------------------------------------
                                         Edward J. Sebastian
                                         Chief Executive Officer


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               EXHIBIT A TO TERM SHEET FOR RBMG/SHELTON SETTLEMENT

                                [RBMG LETTERHEAD]

                                January 31, 1997


Dear Lee:

The Board, all the RBMG employees, and I would like to extend our very best wishes to you, Connie and Garrett. We have accomplished some rather remarkable things together, both at RBMG and Bankers Mortgage, and we are confident of your continued success. Since 1991, RBMG has completed an initial public offering and a secondary offering -- both highly successful -- and has risen to become one of the top ten mortgage companies in the country. A lot has been accomplished, and we are deeply appreciative of your significant contributions. Thanks again for all that you have done.

                                                        Sincerely,

                                                     /s/ Ed Sebastian



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               EXHIBIT B TO TERM SHEET FOR RBMG/SHELTON SETTLEMENT


1.       Shelton's options on RBMG common stock:

         a.       No. vested:  257,517

         b.       No. unvested:  171,678

         c.       Adjusted exercise price:  $6.12/share

2.       No. shares of restricted RBMG common stock:  43,286